Part I-Financial Information
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Item I.Financial Statements
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                       BRADLEY PHARMACEUTICALS, INC.
                          CONDENSED CONSOLIDATED
                               BALANCE SHEET
                               June 30, 2002
                                (UNAUDITED)

               ASSETS

Current assets
--------------
Cash and cash equivalents                                  $   16,465,512
Short-term investments                                          4,329,550
Accounts receivable - net                                       2,782,192
Finished goods inventory                                        1,679,690
Deferred tax asset                                              1,337,032
Prepaid samples and materials                                     334,530
Prepaid expenses and other                                        233,742
                                                            -------------
         Total current assets                                  27,162,248

Property and equipment - net                                      808,251
Intangibles - net                                               6,765,105
Deferred tax asset                                              3,074,382
Other assets                                                       13,556
                                                            -------------
Total Assets                                               $   37,823,542
                                                            =============

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
-------------------
Current maturities of long-term debt                       $      230,362
Accounts payable                                                  493,511
Accrued expenses                                                2,515,675
Income taxes payable                                              111,676
                                                            -------------
         Total current liabilities                              3,351,224

Long-term debt, less current maturities                           245,142

Stockholders' equity
--------------------
Preferred stock, $.01 par value;
  authorized, 2,000,000 shares; issued, none                         -
Common stock, $.01 par value, authorized
  26,400,000; issued 10,794,089 shares at
  June 30, 2002                                                   107,942
Common, Class B, $.01 par value, authorized
  900,000 shares, issued and outstanding,
  429,752 shares at June 30, 2002                                   4,298
Additional paid-in capital                                     31,013,678
Retained earnings                                               4,450,885
Accumulated other comprehensive loss                             (113,843)
Treasury stock, at cost (743,996 shares at
  June 30, 2002)                                               (1,235,784)
                                                            -------------
                                                               34,227,176
                                                            -------------
Total liabilities and stockholders' equity                 $   37,823,542
                                                            =============



          See Notes to Condensed Consolidated Financial Statements




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